Madison Bancorp, Inc. Reports Results
for the Quarter Ended June 30, 2012

For More Information Contact
Michael P. Gavin
 (410) 529-7400
Madison Bancorp, Inc.

Madison Bancorp, Inc. (the Company) (OTCBB: MDSN), the holding company for Madison Square Federal Savings Bank, reported a profit of $70,000 or $0.12 per basic and diluted common share for the three months ended June 30, 2012 as compared to a net loss of $39,000 or ($0.07) per basic and diluted common share for the three months ended June 30, 2011.

During the three months ended June 30, 2012 the Company benefited from decreases in both interest and noninterest expenses as compared to the three months ended June 30, 2011. The Company also benefited from gains on the sale of investment securities and completed the sale of its entire ground rent portfolio in the three months ended June 30, 2012.

Total assets increased $2.0 million to $157.2 million at June 30, 2012 from $155.2 million at March 31, 2012.  Total deposits increased to $141.5 million at June 30, 2012 from $140.2 million at March 31, 2012.

President and Chief Executive Officer Michael P. Gavin commented, “We are greatly encouraged by the progress achieved in the most recently completed quarter as compared to the previous year. While we are pleased with the improvement in our operating results, having shown a profit for this quarter, highlighted by expense reductions and disposition of the ground rent portfolio, we must be practical and consider the many challenges facing the banking industry as a whole, including the continuing low interest rate environment and the uncertainty of our current economic environment.  We will, however continue to focus on asset quality, manage our expenses and provide quality banking services to our customers.”

Madison Square Federal Savings Bank operates four full service branch offices located in Perry Hall, Fallston, Bel Air and Baltimore City, Maryland.

This press release contains statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases.  The Company intends that such forward-looking statements be subject to the safe harbors created thereby.  All forward-looking statements are based on current expectations regarding important risk factors, including but not limited to real estate values, market conditions, the impact of interest rates on financing, local and national economic factors and the matters described in the Company’s Annual Report on Form 10-K for the year ended March 31, 2011.  Accordingly, actual results may differ from those expressed in the forward-looking statements.

Madison Bancorp, Inc. Consolidated Statements of Financial Condition

	June 30,	March 31,
	2012	2012
	(Unaudited)	(Audited)

Assets
Cash equivalents and time deposits	$11,307,908	$ 11,473,188
Investment securities, available for sale	57,412,219	53,389,337
Loans receivable, net	83,450,861	84,986,411
Other real estate owned	0	0
Premises and equipment, net	3,700,825	3,753,712
Other assets	1,316,944	1,642,479
Total assets	$157,188,757	$ 155,245,127

Liabilities and Shareholders' Equity
Deposits	$141,459,035	$ 140,181,227
Other liabilities	1,393,385	909,182
Total liabilities	142,852,420	141,090,409
Total shareholders' equity	14,336,337	14,154,718
Total liabilities & shareholders' equity	$157,188,757	$ 155,245,127

Consolidated Statements of Operations

	For The Three Months Ended
	June 30,	June 30,
	2012	2011
	(Unaudited)	(Unaudited)

Interest revenue	$ 1,381,914	$ 1,486,952
Interest expense	438,963	522,751
Net interest income	942,951	964,201
Provision for loan losses	104,000	46,000
Net interest income after provision for loan losses	838,951	918,201
Noninterest revenue	147,691	44,714
Noninterest expense	916,297	1,002,142
Income (loss) before tax expense	70,345	(39,227)
Income tax expense	0	0
Net income (loss) available to common shareholders	$ 70,345	($39,227)

Earnings (loss) per common share	$ 0.12	($0.07)
Earnings (loss) per common share - assuming dilution	$ 0.12	($0.07)